Exhibit 99.3

ENERGY TRANSFER EQUITY ANNOUNCES EARLY RESULTS OF THE TENDER

OFFER OF ITS OUTSTANDING 7.50% SENIOR NOTES DUE 2020

DALLAS, TEXAS—November 14, 2013—Energy Transfer Equity, L.P. (NYSE: ETE) (the “Partnership”) today announced the early tender results for its previously announced tender offer (the “Tender Offer”) to purchase for cash up to an aggregate of $400 million principal amount of its outstanding 7.50% Senior Notes due 2020 (the “Notes”) from registered holders of the Notes (“Holders”). The terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated October 30, 2013 (the “Offer to Purchase”). The Partnership has been advised by D. F. King & Co., Inc., the tender agent and information agent for the Tender Offer, that $612,938,000.00 in aggregate principal amount of Notes were validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on November 13, 2013 (the “Early Tender Deadline”). A summary of the Tender Offer is outlined below:

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Tender Cap	Total Consideration [1,2]	Early Tender Payment[1]	Tender Offer Consideration [1,2]	Principal Amount Tendered as of Early Tender Deadline
7.500% Senior Notes due 2020	29273VAC4 and US29273VAC46	$1,800,000,000	$400,000,000	$1,150.00	$50.00	$1,100.00	$612,938,000

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.
(2)	Accrued and unpaid interest will be paid in addition to the Total Consideration or the Tender Offer Consideration, as applicable.

Holders of Notes that validly tendered and did not validly withdraw their Notes on or before the Early Tender Deadline will be eligible to receive the Total Consideration, which includes an early tender payment (the “Early Tender Payment”) of $50.00 per $1,000 principal amount of Notes. Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Time (as defined below) that are accepted for purchase will be eligible to receive only the Tender Offer Consideration, and not the Early Tender Payment. The Tender Offer remains subject to the satisfaction of the financing and other conditions. Unless the Tender Offer is otherwise amended, since the principal amount of 2020 Notes validly tendered exceeds the Tender Cap, we will purchase the notes on a pro rata basis, as set forth in the Offer to Purchase.

The Tender Offer will expire at 11:59 p.m., New York City time, on November 27, 2013 (the “Expiration Time”), unless extended or earlier terminated. Holders who validly tender their Notes and whose Notes are accepted for payment will receive accrued and unpaid interest from the last interest payment date to, but excluding, the payment date. The payment date is expected to be the second business day following the Expiration Time.

The dealer managers for the Tender Offer are Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. D.F. King & Co., Inc. is acting as tender agent and information agent in connection with the Tender Offer. Any questions regarding procedures for tendering Notes or requests for additional copies of the

Offer to Purchase and any related documents, which are available for free and which describe the tender offer in greater detail, should be directed to the dealer managers or D.F. King & Co., whose respective addresses and telephone numbers are as follows:

Credit Suisse Securities (USA) LLC	Goldman, Sachs & Co.

Eleven Madison Avenue New York, New York 10010-3629 Attention: Liability Management Group U.S. Toll Free: (800) 820-1653 Collect: (212) 325-2476	200 West Street New York, New York 10282 Attention: Liability Management Group U.S. Toll Free: (800) 828-3182 Collect: (212) 902-6941

D.F. King & Co.

Attention: Elton Bagley

48 Wall Street - 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550

All others: (800) 488-8035

Email: energytransfer@dfking.com

None of the Partnership, the dealer managers, the information agent, the tender agent or the trustee for the Notes or their respective affiliates is making any recommendation as to whether Holders should tender all or any portion of their Notes in the Tender Offer.

Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE:ETP), approximately 49.6 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partners interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP common units. The Energy Transfer family of companies owns more than 56,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements concerning the Partnership’s expectations regarding the terms and completion of the Tender Offer. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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This press release shall not constitute an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the Tender Offer for the Notes. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase. Holders of the Notes should read these materials because they contain important information. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Investor Relations:

Energy Transfer

Brent Ratliff, 214-981-0700

Or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

214-498-9272 (cell)

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